March 10, 1995

Union Pacific Corporation
Union Pacific Holdings
UP Rail, Inc.
Martin Tower, Eighth and Eaton Ave.
Bethlehem, Pennsylvania

                       STRICTLY PRIVATE AND CONFIDENTIAL

Gentlemen:

     In connection with the transaction (the "Transaction") with Chicago and North Western Transportation Company (the "Company") announced today in a joint press release of you and the Company (the "Release"), you have requested information concerning the Company. As a condition of your being furnished such information, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company whether furnished before, on or after the date of this letter agreement (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement. The term "Evaluation Material" does not include information which
(i) was, is or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors (collectively "representatives") in violation of this agreement, or
(ii) was, is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives provided that such source is not bound by a confidentiality agreement with the Company, or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company in respect thereof, (iv) has been independently developed by you, without any use of material furnished confidentially by or on behalf of the Company, or (v) is given to you or your representatives by the Company or its representatives in the ordinary course of business.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that, except as permitted by this Agreement or as required by law, including but not limited to compliance with reporting, disclosure or other provisions under the Federal securities law, such information will be kept confidential by you; provided, however, that any such information may be disclosed to your representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being agreed that such representatives shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement, and you agree that you shall be responsible for any unauthorized use or disclosure by any such representative. You shall maintain a list of those to whom such information has been disclosed which list you will present to us upon request).

     In addition, except (i) as permitted by this Agreement, (ii) as required by law, including but not limited to compliance with reporting, disclosure or other provisions under the Federal securities law, or (iii) disclosures consistent with the Release, without the prior consent of the Company, in the case of disclosures by you or on your behalf, or your prior consent, in the case of disclosures by the Company or on its behalf, you and the Company will not, and each of you and the Company will direct its representatives not to, disclose to any person any of the terms, conditions or other facts with respect to the Transaction, including the status thereof. The term "person" as used in this letter agreement shall be broadly interpreted to include without limitation any corporation, company, group, partnership, other entity or individual.

     In addition, you hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     In the event that you or any of your representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) before a court, arbitrator or administrative agency to disclose any Evaluation Material supplied to you in the course of your dealings with the Company or its representatives, it is agreed that you or such representative, as the case may be, will provide the Company with prompt notice of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, you or your representatives, as the case may be, are nonetheless, based on the advice of your counsel, required or compelled to disclose Evaluation Material concerning the Company to any tribunal or else stand liable for contempt or suffer other loss, damage, censure or penalty, you may disclose such information to such tribunal without liability hereunder; provided, however, that you shall not disclose more information than is required and you shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is reasonably practicable and shall use your best efforts to cooperate with the Company in obtaining an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.

     At any time upon our request you shall promptly redeliver to the Company all written Evaluation Material (whether in your possession or the possession of your representatives) and will not retain any copies, extracts or other reproductions in whole or in part of such written Evaluation Material. All portions of documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions), prepared by you or your representatives based on the information contained in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The redelivery of such material shall not relieve your obligation of confidentiality or other obligations hereunder.

     It is further understood and agreed that we do not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material supplied by us or our representatives.

     It is understood and agreed that this Agreement does not obligate you or the Company to enter into any further agreements. Unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

     Any consent or waiver of compliance with any provision hereof shall be effective only if in writing and signed by the party so consenting or waiving. It is further understood and agreed that no failure or delay by you or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or the Company and that the Company and you shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you and the Company further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for your or the Company's breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company and you. You and the Company further agree that each shall be reimbursed by the other for all costs and expenses, including reasonable attorney's fees, incurred in any proceeding to enforce this letter agreement; provided, however, that a party will not be responsible for such reimbursement unless such party is judicially determined in such proceeding (such determination not being subject to further appeal) to have breached this letter agreement.

     This Agreement shall remain in effect for a period of one (1) year from the date hereof. Until March 1, 1996, you agree that neither you nor any of your representatives will solicit or employ any of the current officers or senior employees of the Company so long as they are employed by the Company without obtaining the prior written consent of the Company.

     If any provision hereof should be determined to be void or unenforceable in any jurisdiction, the validity and effectiveness of such provision in any other jurisdiction, and the validity and effectiveness of the remaining provisions, shall not be affected. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

                               Very truly yours,

                               CHICAGO AND NORTH WESTERN
                               TRANSPORTATION COMPANY

                               By: /s/ Robin Bourne-Caris
                               Its: Vice President & Secretary

Confirmed and Agreed to:

UNION PACIFIC CORPORATION

By: /s/ Carl W. von Bernuth
Its:
Date:

UNION PACIFIC HOLDINGS, INC.

By: /s/ Carl W. von Bernuth
Its:
Date:

UP RAIL, INC.

By: /s/ Carl W. von Bernuth
Its:
Date: